Exhibit 5
September 21, 2006
AHPC Holdings, Inc.
80 Internationale Boulevard
Unit A
Glendale Heights, Illinois 60139

Gentlemen:	Re: Registration Statement on Form S-1
     We have acted as counsel for AHPC Holdings, Inc., a Maryland corporation (the “Company”), in connection with the Company’s registration of 4,380,464 shares (the “Shares”) of its $.01 par value common stock at the request of certain selling stockholders (the “Selling Stockholders”).
     In such capacity we have examined, among other documents, the Articles of Incorporation of the Company, as amended and restated, and the Registration Statement on Form S-1 to be filed by the Company with the Securities and Exchange Commission on or shortly after the date of this letter covering the sale by the Selling Stockholders of the Shares. Based on the foregoing and such additional investigation as we have deemed necessary, it is our opinion that the Shares are (or, after issuance upon exercise of the warrants as set forth in the Registration Statement, will be) legally issued, fully-paid and nonassessable.
     We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement on Form S-1 and to the use of our name beneath the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

REINHART BOERNER VAN DEUREN s.c.

BY	/s/ James M. Bedore
James M. Bedore

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